                                                                    EXHIBIT 23.4

                                     CONSENT

     In connection with the initial public offering (the "Offering") of common stock of TrueTime, Inc., a Delaware corporation (the "Company"), and the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission (the "Registration Statement"), the undersigned consents to be named in the Registration Statement as a person who will be elected as a director immediately prior to the closing of the Offering. The undersigned further consents to serve as a director of the Company, if elected, and to the filing of this consent as an exhibit to the Registration Statement.

Dated: 1 November, 1999.


                                       /s/ Charles J. Abbe
                                       -----------------------------------------
                                       Charles J. Abbe